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                                                                     Exhibit 4.1

                          REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is entered into March 15, 2006, by and among Legacy Reserves, LP, a Delaware limited partnership (the "PARTNERSHIP"), Legacy Reserves GP, LLC, a Delaware limited liability company (the "GP" and, together with the Partnership, the "LEGACY ENTITIES"), and Friedman, Billings, Ramsey & Co., Inc., a Delaware corporation ("FBR"), for the benefit of the purchasers of the units representing limited partner interests in the Partnership (the "UNITS"), as participants ("PARTICIPANTS") in the offering and sale of the Units and the direct and indirect transferees of FBR and each of the Participants.

                                   WITNESSETH:

     WHEREAS, FBR, the Legacy Entities and other parties entered into the Purchase/Placement Agreement dated March 6, 2006 (the "PLACEMENT AGREEMENT"), in connection with which the Partnership agreed to sell 5,000,000 newly issued Units (plus an additional 250,000 Units to cover over allotments and optional issuances, if any), with FBR acting as initial purchaser of the 144A Units (as defined) and placement agent with respect to the Private Placement Units (as defined);

     WHEREAS, to induce FBR to enter into the Placement Agreement, the Partnership has agreed to provide the registration rights provided for in this Agreement for the holders of Registrable Units (as defined below); and

     WHEREAS, the execution of this Agreement is a condition to the closing of the transactions contemplated by the Placement Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "144A UNITS" is defined in the Placement Agreement.

     "ADDITIONAL PAYMENTS" is defined in Section 7(a).

     "AFFILIATE" means, as to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, (ii) any executive officer, director, trustee or general partner of the specified Person and (iii) any legal entity for which the specified Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partner interests or other equity interests or otherwise.


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     "AGREEMENT" is defined in the introductory paragraph.

     "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.

     "CLOSING DATE" is defined in the Placement Agreement.

     "COMMISSION" means the Securities and Exchange Commission.

     "PARTNERSHIP" is defined in the introductory paragraph.

     "CONTROLLING PERSON" is defined in Section 6(a).

     "END OF SUSPENSION NOTICE" is defined in Section 5(b).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

     "FBR" is defined in the introductory paragraph.

     "FBR MERCHANT BANKING" means Friedman, Billings, Ramsey Group, Inc. and any successor thereto.

     "FBR MANDATORY SHELF REGISTRATION STATEMENT" is defined in Section 2(a).

     "FORM 10-K" means an annual report required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, as such form may be amended from time to time, or any similar form, rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such form, provided that such form need not include those items required by Section 404 of the Sarbanes-Oxley Act of 2002.

     "FORM 10-Q" means a quarterly report required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, as such form may be amended from time to time, or any similar form, rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such form, provided that such form need not include those items required by Section 404 of the Sarbanes-Oxley Act of 2002.

     "GAAP" is defined in Section 3(e).

     "GP" is defined in the introductory paragraph.

     "HOLDER" means each owner of any Registrable Units from time to time, including FBR and its Affiliates.

     "HOLDERS MANDATORY SHELF REGISTRATION STATEMENT" is defined in Section
2(a).

     "INDEMNIFIED PARTY" is defined in Section 6(c).


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     "INDEMNIFYING PARTY" is defined in Section 6(c).

     "IPO REGISTRATION STATEMENT" is defined in Section 8.

     "LEGACY ENTITIES" is defined in the introductory paragraph.

     "LIABILITIES" is defined in Section 6(a).

     "MANDATORY SHELF REGISTRATION STATEMENT" is defined in Section 2(a).

     "NASD" means the National Association of Securities Dealers, Inc.

     "NO OBJECTIONS LETTER" is defined in Section 4(t).

     "NOTICE AND QUESTIONNAIRE" is defined in Section 2(a)(iii).

     "PARTICIPANTS" is defined in the introductory paragraph.

     "PERSON" means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

     "PIGGYBACK REGISTRATION STATEMENT" is defined in Section 2(b).

     "PLACEMENT AGREEMENT" is defined in the first recital clause.

     "PRIOR HOLDER" means an investor party to or other beneficiary of the Founders Registration Rights Agreement, dated March 6, 2006, among the Partnership and certain other parties listed therein that has not waived its rights under such Registration Rights Agreement and holding "Registrable Securities" (as defined in such Registration Rights Agreement).

     "PRIVATE PLACEMENT UNITS" means Units initially sold by the Partnership directly to "accredited investors" (within the meaning of Rule 501(a) promulgated under the Securities Act) as Participants, with FBR acting as placement agent.

     "PROSPECTUS" means the prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

     "PURCHASER INDEMNITEE" is defined in Section 6(a).

     "REGISTRABLE UNITS" means the 144A Units and the Private Placement Units, upon original issuance thereof, and at all times subsequent thereto, including upon the transfer thereof by the original holder or any subsequent holder and any units or other securities issued in respect of such Registrable Units because of or in connection with any dividend, distribution, split, purchase in any rights offering or in connection with any exchange for or replacement of such Registrable Units or any combination of units, recapitalization, merger or consolidation, or any


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other equity securities issued pursuant to any other pro rata distribution with respect to the Units, until, in the case of any such 144A Unit or Private Placement Unit, the earliest to occur of:

               (i) the date on which it has been sold pursuant to a Registration Statement or sold pursuant to Rule 144;

               (ii) the date on which it is saleable, in the opinion of counsel to the Partnership, without registration under the Securities Act, pursuant to Rule 144(k);

               (iii) the date on which it is saleable, without restriction, pursuant to an available exemption from registration under the Securities Act; or

               (iv) the date on which it is sold to the Partnership or its subsidiaries.

     "REGISTRATION DEFAULT" is defined in Section 7(a).

     "REGISTRATION EXPENSES" means any and all expenses incident to the performance of or compliance with this Agreement, including: (i) all Commission, securities exchange, NASD registration, listing, inclusion and filing fees (including those of FBR, FBR Merchant Banking and Holders associated or affiliated with FBR), (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Units and the preparation of a blue sky memorandum and compliance with the rules of the NASD), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Units on the New York Stock Exchange, the American Stock Exchange or The NASDAQ Stock Market pursuant to Section 4(n), (v) the fees and disbursements of counsel for the Partnership and of the independent public accountants of the Partnership (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance) and the reasonable fees and disbursements of one counsel, reasonably acceptable to the Partnership, for the Holders, selected by the Holders holding a majority of the Registrable Units, and (vi) any fees and disbursements customarily paid by issuers in issues and sales of securities (including the fees and expenses of any experts retained by the Partnership in connection with any Registration Statement), provided, however, that Registration Expenses shall exclude brokers' or underwriters' discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Units by a Holder and the fees and disbursements of any counsel to the Holders other than as provided for in clause (v).

     "REGISTRATION STATEMENT" means any Mandatory Registration Statement or Piggyback Registration Statement.


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     "RULE 144", "RULE 144A", "RULE 158", "RULE 415", "RULE 424", or "RULE 429",
respectively, means such specified rule promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

     "SUSPENSION EVENT" is defined in Section 5(b).

     "SUSPENSION NOTICE" is defined in Section 5(b).

     "UNDERWRITTEN OFFERING" means a sale of securities of the Partnership to an underwriter or underwriters for reoffering to the public.

     "UNITS" is defined in the introductory paragraph.

2. Registration Rights.

     (a) Mandatory Shelf Registration. As set forth in Section 4, the Partnership will file with the Commission as soon as reasonably practicable, but not later than May 15, 2006, (A) a shelf registration statement on Form S-1 or such other form under the Securities Act then available to the Partnership providing for the resale pursuant to Rule 415 from time to time by the Holders, other than those Holders for which the resale of such Holder's Registrable Units is provided for under the FBR Mandatory Shelf Registration Statement (as defined below), of any and all of such Holders' Registrable Units (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the "HOLDERS MANDATORY SHELF REGISTRATION STATEMENT"), and (B) a shelf registration statement on Form S-1 or such other form under the Securities Act then available to the Partnership providing for the resale pursuant to Rule 415 from time to time by FBR, FBR Merchant Banking and any Holder that is associated or affiliated with FBR of any and all of such Holders' Registrable Units (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the "FBR MANDATORY SHELF REGISTRATION STATEMENT"; either or both the Holders Mandatory Shelf Registration and the FBR Mandatory Shelf Registration Statement may be referred to herein without distinction as a "MANDATORY SHELF REGISTRATION STATEMENT"). If the Partnership has an effective Holders Mandatory Shelf Registration Statement on Form S-1 and becomes eligible to use Form S-3 or such other short-form registration statement form under the Securities Act, the Partnership shall promptly give notice of such eligibility to the Holders covered thereby and may, or at the request of such Holders with a majority of such Registrable Units shall, promptly convert such Holders Mandatory Shelf Registration Statement on Form S-1 to a registration statement on Form S-3 or such other short-form registration statement by means of a post-effective amendment or otherwise, unless any Holder with Registrable Units under the initial


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Holders Mandatory Shelf Registration Statement notifies the Partnership within
10 Business Days of receipt of the Partnership notice that such conversion would interfere with its distribution of Registrable Units already in progress and provides a reasonable explanation therefor, in which case the Partnership will delay the conversion of the Holders Mandatory Shelf Registration Statement for a reasonable time after receipt of the first such notice, not to exceed 30 days in the aggregate, for all Holders requesting such suspension (unless the Partnership, at such time as the conversion from Form S-1 to Form S-3 or such other short-form registration statement may occur, would otherwise be required to amend the Holders Mandatory Shelf Registration Statement and require that Holders suspend sales under Section 4(i) or Section 5). If the Partnership has an effective FBR Mandatory Shelf Registration Statement on Form S-1 under the Securities Act and becomes eligible to use Form S-3 or such other short-form registration statement form under the Securities Act, the Partnership shall promptly give notice of such eligibility to the Holders covered thereby and may (unless FBR or FBR Merchant Banking reasonably objects unless the Partnership, at such time as the conversion from Form S-1 to Form S-3 or such other short-form registration statement may occur, would otherwise be required to amend the FBR Mandatory Shelf Registration Statement and require that Holders suspend sales under Section 4(i) or Section 5), or at the request of FBR or FBR Merchant Banking shall, promptly convert such FBR Mandatory Shelf Registration Statement on Form S-1 to a Registration Statement on Form S-3 or such other short-form registration statement by means of a post-effective amendment or otherwise.

          (i) Effectiveness and Scope. The Partnership shall use its commercially reasonable efforts to cause the Mandatory Registration Statement to be declared effective by the Commission as soon as practicable following such filing, and to remain effective until the date on which all Units in respect thereof cease to be Registrable Units. The Partnership may not include any Units owned by a Prior Holder in the Holders Mandatory Shelf Registration Statement or the FBR Mandatory Shelf Registration Statement. Each Mandatory Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including an Underwritten Offering, a direct sale to purchasers, a sale through brokers or agents, or a sale over the internet) by the Holders of any and all Registrable Units. The Partnership shall not file any registration statement on behalf of or for the benefit of any Prior Holder unless it has filed or files concurrently each Mandatory Shelf Registration Statement, and the Partnership shall not submit an acceleration request to the Commission requesting effectiveness of any such Prior Holder registration statement unless it has submitted or concurrently submits an acceleration request to the Commission requesting effectiveness of each Mandatory Shelf Registration Statement and reasonably believes based on communications with the Commission that such request with respect to each Mandatory Shelf Registration Statement will be granted.

          (ii) Underwriting. If any Holder proposes to conduct an Underwritten Offering under a Mandatory Shelf Registration Statement, such Holder shall advise the Partnership and all other Holders whose securities are included in such Mandatory Shelf Registration Statement (if applicable), of the managing underwriters for such proposed Underwritten Offering (which may include FBR or an Affiliate thereof); such managing underwriters to be subject to the approval of the Partnership, not to be unreasonably withheld. In such event, the Partnership shall enter into an underwriting agreement in customary form with the managing underwriters, which shall include, among other provisions, indemnities to the


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effect and to the extent provided in Section 6, and shall take all such other reasonable actions as are requested by the managing underwriter in order to expedite or facilitate the registration and disposition of the Registrable Units included in such Underwritten Offering; provided, however, that the Partnership shall not be required to cause appropriate officers of the Partnership or its Affiliates to participate in a "road show" or similar marketing effort being conducted by such underwriter with respect to such Underwritten Offering more than once in any six month calendar period or if the Holders do not reasonably anticipate gross proceeds from such Underwritten Offering of at least $30 million. All Holders proposing to distribute their Registrable Units through such Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Partnership such information in writing as the Partnership may reasonably request for inclusion in the Registration Statement; provided, however, that no Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements as are customary and reasonably requested by the underwriters. Notwithstanding any other provision of this Agreement, with respect to an Underwritten Offering in connection with a Mandatory Shelf Registration Statement, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of Units to be included in such Underwritten Offering, then the managing underwriters may exclude Units (including Registrable Units) from the Underwritten Offering, and any Units included in the Underwritten Offering shall be allocated first, to each of the Holders requesting inclusion of their Registrable Units in such Underwritten Offering on a pro rata basis based on the total number of Registrable Units requested to be included, second to the Partnership requesting inclusion of primary Units in such Underwritten Offering, and third, to any Prior Holders requesting inclusion of their Units in such Underwritten Offering in the manner provided in the Founders Registration Rights Agreement. In the case of the FBR Mandatory Shelf Registration Statement, such exclusion shall be negotiated by FBR, FBR Merchant Banking and the underwriters.

          (iii) Selling Stockholder Questionnaires. Each Holder agrees, by its acquisition of Units, that if such Holder wishes to sell Registrable Units pursuant to a Mandatory Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 2(a)(iii). Each Holder wishing to sell Registrable Units pursuant to a Mandatory Shelf Registration Statement and related Prospectus agrees to deliver a written notice, substantially in form and substance of Annex V to the preliminary offering memorandum, subject to completion, dated February 13, 2006 (a "NOTICE AND QUESTIONNAIRE"), to the Partnership. The Partnership shall mail the Notice and Questionnaire to the Holders no later than the date of initial filing of a Mandatory Shelf Registration Statement with the Commission. No Holder shall be entitled to be named as a selling securityholder in a Mandatory Shelf Registration Statement as of the initial effective date of a Mandatory Shelf Registration Statement, and no Holder may use the Prospectus forming a part thereof for resales of Registrable Units at any time, unless such Holder has returned a completed and signed Notice and Questionnaire to the Partnership by the deadline for response set forth therein; provided, however, Holders shall have at least 20 days from the date on which the Notice and Questionnaire is first mailed to such Holders to return a completed and signed Notice and Questionnaire to the Partnership. Notwithstanding the foregoing, (x) upon the request of any Holder that did not return a Notice and Questionnaire on a timely basis or did


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not receive a Notice and Questionnaire because it was a subsequent transferee of
Registrable Units after the Partnership mailed the Notice and Questionnaire, the Partnership shall distribute a Notice and Questionnaire to such Holders at the address set forth in the request and (y) upon receipt of a properly completed Notice and Questionnaire from such Holder, the Partnership shall use its reasonable best efforts to name such Holder as a selling securityholder in such Mandatory Shelf Registration Statement by means of a pre-effective amendment, by means of a post-effective amendment or, if permitted by the Commission, by means of a Prospectus supplement to the Mandatory Shelf Registration Statement; provided, however, that the Partnership will have no obligation to add Holders to a Mandatory Shelf Registration Statement as selling securityholders more frequently than one time every 30 calendar days.

     (b) Piggyback Registration. If, after the date hereof, the Partnership proposes to file a registration statement under the Securities Act providing for a public offering of the Partnership's equity securities, other than the Holders Mandatory Shelf Registration Statement, the FBR Mandatory Shelf Registration Statement or a registration statement on Form S-8 or Form S-4 or any similar form hereafter adopted by the Commission as a replacement therefor (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the "PIGGYBACK REGISTRATION STATEMENT"), the Partnership will notify each Holder of the proposed filing if clause (i) of the following sentence applies, or only those affected Holders if clause (ii) or (iii) of the following sentence applies. If (i) the Piggyback Registration Statement relates to an IPO Registration Statement, (ii) a Mandatory Shelf Registration Statement is not then effective or (iii) Registrable Units eligible for inclusion in a Mandatory Shelf Registration Statement when initially declared effective were not included in a Mandatory Shelf Registration Statement (unless such Units have been or can be added to a Mandatory Registration Statement at such time), then each Holder in the case of clause (i), and each such affected Holder in the case of clause (ii) and (iii), shall be given an opportunity to include in such Piggyback Registration Statement all or any part of such Holder's Registrable Units. Each such Holder desiring to include in any such Piggyback Registration Statement all or part of such Holder's Registrable Units shall, within 10 days after receipt of the above-described notice by the Partnership, so notify the Partnership in writing, and in such notice shall inform the Partnership of the number of Registrable Units such Holder wishes to include in such Piggyback Registration Statement and provide, as a condition to such inclusion, such information regarding itself, its Registrable Units and the intended method of disposition of such securities as is required pursuant to Regulation S-K promulgated under the Securities Act to effect the registration of the Registrable Units. Any Holder's election to include any Registrable Units in such Piggyback Registration Statement will not affect the inclusion of such Registrable Units in a Mandatory Shelf Registration Statement until such Registrable Units have been sold under the Piggyback Registration Statement at which time the Partnership may remove such Units from a Mandatory Shelf Registration Statement.

          (i) Right to Terminate Piggyback Registration. The Partnership may terminate or withdraw any Piggyback Registration Statement, and without any obligation to any such Holder whether or not any Holder has elected to include Registrable Units in such registration. The Partnership may suspend the effectiveness and use of any Piggyback Registration Statement at any time for an unlimited amount of time whether or not any Holder


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has elected to include Registrable Units in such registration. In the event of any such termination or withdrawal or unlimited suspension with respect to an IPO Registration Statement, the following Registration Statement (other than a Mandatory Shelf Registration Statement) for a public offering of securities by the Partnership filed under the Securities Act shall, for purposes of this Agreement, be an IPO Registration Statement.

          (ii) Underwriting. The Partnership shall advise the Holders of the managing underwriters for any Underwritten Offering proposed under the Piggyback Registration Statement. The right of any such Holder's Registrable Units to be included in any Piggyback Registration Statement pursuant to this Section 2(b) shall be conditioned upon such Holder's participation in such Underwritten Offering and the inclusion of such Holder's Registrable Units in the Underwritten Offering to the extent provided herein. All Holders proposing to distribute their Registrable Units through such Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Partnership such information in writing as the Partnership may reasonably request for inclusion in the Registration Statement; provided, however, that no Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements as are customary and reasonably requested by the underwriters. Notwithstanding any other provision of this Agreement, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of Units to be included, then the managing underwriters may exclude Units (including Registrable Units) from the Piggyback Registration Statement and the Underwritten Offering, and any Units included in the Piggyback Registration Statement and the Underwritten Offering shall be allocated, first, to the Partnership, and second, to each Holder and the Prior Holder(s) requesting inclusion of their Registrable Securities in such Piggyback Registration Statement on a pro rata basis based on the total number of such Units requested to be included provided that among the Prior Holders the allocation shall be made taking into account the provisions of the Founders Registration Rights Agreement, provided, however, that the number of Registrable Units to be included in the Piggyback Registration Statement shall not be reduced unless all other securities of the Partnership held by other holders of the Partnership's capital stock with registration rights that are inferior (with respect to such reduction) to the registration rights of the Holders set forth herein, are first entirely excluded from the underwriting and registration. If any Holder disapproves of the terms of any Underwritten Offering, such Holder may elect to withdraw therefrom by written notice to the Partnership and the underwriter, delivered at least 10 Business Days before the effective date of the Piggyback Registration Statement. Any Registrable Units excluded or withdrawn from such Underwritten Offering shall be excluded and withdrawn from the Piggyback Registration Statement.

          (iii) Hold-Back Agreement. By electing to include Registrable Units in the Piggyback Registration Statement, if any, the Holder shall be deemed to have agreed not to effect any sale or distribution of securities of the Partnership of the same or similar class or classes of the securities included in the Registration Statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during such periods as reasonably requested (but in no event longer than 30 days before and 75 days following the effective date of the Piggyback Registration Statement,


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

provided the Prior Holders and each of the executive officers and directors of the Legacy Entities that hold Units or securities convertible into or exchangeable or exercisable for Units are subject to at least the same restriction for the entire time period required of the Holders hereunder) by the representatives of the underwriters, if an Underwritten Offering.

          (iv) Mandatory Shelf Registration not Impacted by Piggyback Registration Statement. The Partnership's obligation to file any Mandatory Shelf Registration Statement shall not be affected by the filing or effectiveness of the Piggyback Registration Statement.

     (c) Expenses. The Partnership shall pay all Registration Expenses in connection with the registration of the Registrable Units pursuant to this Agreement. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder's proportionate share (based on the total number of Registrable Units sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes in connection with a registration of Registrable Units pursuant to this Agreement and any other expense of the Holders not specifically allocated to the Partnership pursuant to this Agreement relating to the sale or disposition of such Holder's Registrable Units pursuant to any Registration Statement.

3. Rule 144 and Rule 144A Reporting; Reports to Holders.

     (a) With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Units to the public without registration, the Partnership agrees to, so long as any Holder owns any Registrable Units:

          (i) make and keep adequate current public information available, as those terms are understood and defined in Rule 144(c) at all times after the effective date of the first registration statement filed by the Partnership relating to an offering of the Partnership's securities to the general public;

          (ii) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required to be filed by the Partnership under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

          (iii) furnish to any Holder promptly upon request a written statement by the Partnership as to its compliance with the reporting requirements of Rule 144 (at any time after 60 days after the effective date the first registration statement filed by the Partnership for an offering of its securities to the general public) and of the Exchange Act, a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents of the Partnership, and take such further actions consistent with this Section 3, as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Units without registration; and

          (iv) so long as a Holder owns any Registrable Units constituting 144A Units, if the Partnership is not required to file reports and other documents under the Securities Act and the Exchange Act, it will make available other information as required by, and so long as necessary to permit sales of Registrable Units pursuant to, Rule 144 or Rule 144A.


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

     (b) So long as a Holder owns any Units, notwithstanding that the Partnership may not be required to file interim reports under the Securities Act, or the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Partnership shall use best efforts to furnish to the Holders all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q if the Partnership were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, audit reports thereon by the certified independent accountants of the Partnership. Such annual reports shall be furnished by March 31 of the next year and such quarterly reports shall be furnished within 45 days after the end of such quarter. Notwithstanding the foregoing, such information shall not be required until April 15, 2006, with respect to the year ended December 31, 2005 and May 30, 2006, with respect to the quarter ended March 31, 2006.

     (c) Until the Units are listed on the New York Stock Exchange or the American Stock Exchange or approved for quotation on The NASDAQ Stock Market, within 60 days of the end of each fiscal quarter (or, with respect to the quarter ending on the Partnership's fiscal year end, 110 days after the end of such fiscal quarter (115 with respect to the year ended December 31, 2005)), the Partnership shall hold a quarterly conference call attended by the GP's Chief Executive Officer and Chief Financial Officer of a type customarily held by companies subject to the reporting requirements of the Exchange Act for the Holders to discuss the results of the prior quarter reported pursuant to Section 3(b) and other relevant matters; provided, however, that if the GP's Board of Directors determines in good faith upon the advice of legal counsel that such a call would be inadvisable due to the provisions of the Securities Act or Exchange Act as a result of any proposed financing, acquisition, merger or other significant transaction involving the Partnership, the Partnership may suspend or delay such calls so long as and to the extent that it discontinues all similar calls with investors in or persons or entities that do business with the Partnership; provided further that the Partnership shall not suspend such calls for more than 90 days out of any 365-day period.

4. Registration Procedures.

     In connection with the obligations of the Partnership with respect to any registration pursuant to this Agreement, the Partnership shall:

     (a) notify FBR, in writing, at least 10 Business Days prior to the initial filing of a Registration Statement, of its intention to file a Registration Statement with the Commission and, at least five Business Days prior to filing, provide a draft of the Registration Statement to FBR; prepare and file with the Commission, as specified in this Agreement, each Registration Statement, which Registration Statement at the time it is declared effective shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith and shall be reasonably acceptable to FBR; notify FBR at least five Business Days prior to filing of any amendment or supplement to such Registration Statement and, at least three Business Days prior to filing, provide a draft of such amendment or supplement to FBR for review and comment; promptly following receipt from the Commission, provide to FBR copies of any comments made by the staff of the Commission relating to such Registration Statement and the Partnership's responses thereto for review and comment; and, in the case of the Mandatory Shelf Registration Statement, use its commercially reasonable efforts to cause such Mandatory Shelf Registration Statement to become effective as soon as practicable after filing and to remain effective as set forth in Section 2(a)(i);

     (b) subject to Section 4(i), (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 2(a)(i), (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act, (iii) promptly and in any event within 10 calendar days after the filing thereof amend or supplement each such Registration Statement to include the Partnership's quarterly and annual financial information and other material developments (until the Partnership is eligible to incorporate such information by reference into the Registration Statement), during which time sales of the Registrable Securities under the Registration Statement will be suspended until such amendment or supplement is filed and effective, and (iv) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;

     (c) furnish to each Holder and to each underwriter in any Underwritten Offering, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as any party may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Units; the Partnership hereby consents to the use of such Prospectus, including each preliminary Prospectus, by the Holders, if any, in connection with the offering and sale of the Registrable Units covered by any such Prospectus;

     (d) use its reasonable best efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Units by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or "blue sky" laws of such jurisdictions as FBR or any Holder covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification or exemption effective for as long as such Registration Statement is required to be kept effective pursuant to this Agreement and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Units owned by such Holder; provided, however, that the Partnership shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

     (e) use its reasonable best efforts to cause all Registrable Units covered by such Registration Statement to be registered and approved by such other governmental agencies or authorities, if any, as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Units;

     (f) notify FBR and each Holder with Registrable Units covered by a Registration Statement promptly and, if requested by FBR or any such Holder, confirm such advice in writing (i) when such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iii) of any request by the Commission or any other federal, state, or foreign governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information, (iv) of the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus until the requisite changes have been made) and (v) at the request of any such Holder, promptly to furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus prepared in accordance with Section 4(i);

     (g) during the period of time referred to in Section 2(a)(i), use its reasonable best efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Units for sale in any jurisdiction, as promptly as practicable;

     (h) upon request, furnish to each requesting Holder with Registrable Units covered by a Registration Statement, without charge, at least one conformed copy of such Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

     (i) except as provided in Section 5, upon the occurrence of any event contemplated by Section 4(f)(iv), use its reasonable best efforts to promptly prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Units, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, upon request, promptly furnish to each requesting Holder covered by such Registration Statement a reasonable number of copies of each such supplement or post-effective amendment;

     (j) if requested by the representative of the underwriters, if any, or any Holders of Registrable Units being sold in connection with such offering, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such material information as the representative of the underwriters, if any, or such Holders indicate relates to them or otherwise reasonably request be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Partnership has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

     (k) in the case of an Underwritten Offering with reasonably anticipated gross proceeds of at least $15 million, use its reasonable best efforts to furnish or caused to be furnished to each Holder of Registrable Units covered by such Registration Statement and the underwriters a signed counterpart, addressed to each such Holder (to the extent customarily so addressed) and the underwriters, of: (i) an opinion of counsel for the Partnership, dated the date of each closing under the underwriting agreement, reasonably satisfactory to the underwriters; and (ii) a "comfort" letter, dated the effective date of such Registration Statement and the date of each closing under the underwriting agreement, signed by the independent public accountants who have certified the Partnership's financial statements included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants' letters delivered to underwriters in underwritten public offerings of securities, and such other financial matters as the underwriters may reasonably request and customarily obtained by underwriters in underwritten offerings, provided that, to be an addressee of the comfort letter, each Holder may be required to confirm that it is in the category of persons to whom a comfort letter may be delivered in accordance with applicable accounting literature;

     (l) enter into customary agreements (including in the case of an Underwritten Offering, an underwriting agreement in customary form) and take all other action in connection therewith to expedite or facilitate the distribution of the Registrable Units included in such Registration Statement and, in the case of an Underwritten Offering, make representations and warranties to the underwriters in such form and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same to the extent customary if and when requested;

     (m) in the case of an Underwritten Offering with reasonably anticipated gross proceeds of at least $15 million, use its reasonable best efforts to make available for inspection by the representatives of the Holders and the representative of any underwriters participating in any disposition pursuant to a Registration Statement, and any special counsel or accountants retained by such Holders or underwriters, all financial and other records, pertinent corporate documents and properties of the Partnership and cause the respective officers, directors and employees of the Partnership to supply all information reasonably requested by any such representatives, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement; provided, however, that such records, documents or information that the Partnership determines, in good faith, to be confidential and notifies such representatives, representative of the underwriters, counsel thereto or accountants are confidential shall not be disclosed by the representatives, representative of the underwriters, counsel thereto or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a misstatement or omission in a Registration Statement or Prospectus,
(ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public;

     (n) use its commercially reasonable efforts (including curing the listing or inclusion application for any deficiencies cited by the relevant exchange or market) to list or include all Registrable Units on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market (if the Partnership meets the listing criteria for any such exchange or market);

     (o) prepare and file in a timely manner all documents and reports required by the Exchange Act and, to the extent the Partnership's obligation to file such reports pursuant to Section 15(d) of the Exchange Act expires prior to the expiration of the effectiveness period of the Registration Statement as required by Section 2(a)(i), the Partnership shall register the Registrable Units under the Exchange Act and shall maintain such registration through the effectiveness period required by Section 2(a)(i);

     (p) provide a CUSIP number for all Registrable Units not later than the effective date of the Registration Statement;

     (q) (i) otherwise use its reasonable best efforts to comply in all material respects with all applicable rules and regulations of the Commission, (ii) make generally available to its stockholders, as soon as reasonably practicable, earnings statements covering at least 12 months that satisfy the provisions of
Section 11(a) of the Securities Act and Rule 158 thereunder, and (iii) delay filing any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which any Holder of Registrable Units covered by any such Registration Statement shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act, such Holder having been furnished with a copy thereof at least three Business Days before the filing thereof, provided that the Partnership may file such Registration Statement or Prospectus or amendment or supplement following such time as the Partnership shall have made a good faith effort to resolve any such issue with the objecting Holder and shall have advised the Holder in writing of its reasonable belief that such filing complies in all material respects with the requirements of the Securities Act;

     (r) cause to be maintained a registrar and transfer agent for all Registrable Units covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;

     (s) in connection with any sale or transfer of the Registrable Units (whether or not pursuant to a Registration Statement) that will result in the securities being delivered no longer constituting Registrable Units, cooperate with the Holders and the representative of the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Units to be sold, which certificates shall not bear any transfer restrictive legends (other than as required by the Partnership's charter), and to enable such Registrable Units to be in such denominations and registered in such names as the representative of the underwriters, if any, or the Holders may request at least three Business Days prior to any sale of the Registrable Units; provided, however, that such Holder has provided the Partnership with any documents that are reasonably requested by the Partnership;

     (t) if required under the rules of the NASD, in connection with the initial filing of a Shelf Registration Statement and each amendment thereto with the Commission pursuant to Section 2(a), prepare and file with the NASD all forms and information required or requested by the NASD in order to obtain written confirmation from the NASD that the NASD does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) (each such written confirmation, a "NO OBJECTIONS LETTER") relating to the resale of Registrable Units pursuant to the Shelf Registration Statement, including, without limitation, information provided to the NASD through its COBRADesk system, and pay all costs, fees and expenses incident to the NASD's review of the Shelf Registration Statement and the related underwriting terms and arrangements, including, without limitation, all filing fees associated with any filings or submissions to the NASD and the legal expenses, filing fees and other disbursements of FBR and any other NASD member that is the holder of, or is affiliated or associated with an owner of, Registrable Units included in the Shelf Registration Statement (including in connection with any initial or subsequent member filing); and

     (u) upon effectiveness of the first Registration Statement filed under this Agreement, the Partnership will take such actions and make such filings as are necessary to effect the registration of the Units under the Exchange Act simultaneously with or immediately following the effectiveness of the Registration Statement.

     The Partnership may require the Holders to furnish to the Partnership such information regarding the proposed distribution by such Holder as the Partnership may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Units, and no Holder shall be entitled to be named as a selling stockholder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if such Holder does not provide such information to the Partnership. Each Holder further agrees to furnish promptly to the Partnership in writing all information required from time to time to make the information previously furnished by such Holder not misleading.

     Each Holder agrees that, upon receipt of any notice from the Partnership of the happening of any event of the kind described in Section 4(f)(ii), 4(f)(iii) or 4(f)(iv), such Holder will immediately discontinue disposition of Registrable Units pursuant to a Registration Statement until (i) any such stop order is vacated or (ii) if an event described in Section 4(f)(iii) or 4(f)(iv) occurs, such Holder's receipt of the copies of the supplemented or amended Prospectus. If so directed by the Partnership, such Holder will deliver to the Partnership (at the reasonable expense of the Partnership) all copies in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Units current at the time of receipt of such notice.

5. Suspension Period.

     (a) Subject to the provisions of this Section 5, following the effectiveness of a Registration Statement (and the filings with any international, federal or state securities commissions), the Partnership may direct the Holders, in accordance with Section 5(b), to suspend sales of the Registrable Units pursuant to a Registration Statement for such times as the Partnership reasonably may determine is necessary and advisable (but in no event, (A) in the case of clause (i) below, for more than 60 consecutive days and (B) in the case of clauses (i), (ii) and (iii) below, for more than an aggregate of 90 days in any consecutive 12-month period commencing on the Closing Date or more than 60 days in any consecutive 90-day period, except (in the case of clause (B)) as a result of a review of any post-effective amendment by the Commission prior to declaring any post-effective amendment to the Registration Statement effective, provided that the Partnership has used its commercially reasonable efforts to cause such post-effective amendment to be declared effective), so long as in each of the following cases (1) the Prior Holders and (2) the Holders under the FBR Mandatory Registration Statement and the Holders Mandatory Registration Statement, if applicable, are given a substantially similar notice and are required to suspend sales for the same period, if any of the following events shall occur: (i) except with respect to an initial public offering governed by
Section 8, the representative of the underwriters of an Underwritten Offering of primary units by the Partnership has advised the Partnership that the sale of Registrable Units pursuant to such Registration Statement would have a material adverse effect on such Underwritten Offering; (ii) the majority of the members of the Board of Directors of the GP shall have determined in good faith that (1) the offer or sale of any Registrable Units would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Partnership, (2) upon the advice of counsel, the sale of Registrable Units pursuant to such Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, or (3) either (x) the Partnership has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Partnership or the Partnership's ability to consummate such transaction, or (z) the proposed transaction renders the Partnership unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or (iii) the majority of the members of the Board of Directors of the Partnership shall have determined in good faith that it is required by law, rule or regulation or Commission published release or interpretation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement including for the purpose of (1) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Partnership shall use its reasonable best efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement compatible with the Partnership's best interests, as applicable, so as to permit the Holders to resume sales of the Registrable Units as soon as possible.

     (b) In the case of an event that causes the Partnership to suspend the use of a Registration Statement (a "SUSPENSION EVENT"), the Partnership shall give written notice (a

"SUSPENSION NOTICE") to FBR and the Holders to suspend sales of the Registrable Units included in such Registration Statement and such notice shall continue only for so long as the Suspension Event or its effect is continuing. No Holder shall effect any sales of the Registrable Units pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Partnership and prior to receipt of an End of Suspension Notice (as defined below) with respect to such Registration Statement. If so directed by the Partnership, each Holder will deliver to the Partnership (at the expense of the Partnership) all copies other than permanent file copies then in such Holder's possession of the Prospectus covering the Registrable Units at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Units pursuant to such Registration Statement (or such filings) following further notice to such effect (an "END OF SUSPENSION NOTICE") from the Partnership, which End of Suspension Notice shall be given by the Partnership to the Holders and FBR in the manner described above promptly following the conclusion of any Suspension Event and its effect.

     (c) Notwithstanding any provision herein to the contrary, subject to any Suspension Events or as contemplated by Section 4(f)(iv), each Registration Statement shall be maintained effective pursuant to this Agreement until the Registrable Units are not Registrable Units.

6. Indemnification and Contribution.

     (a) The Partnership agrees to indemnify and hold harmless (i) FBR, each Holder and any underwriter (as determined in the Securities Act) for such Holder (including, if applicable, FBR), (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange
Act) any of the foregoing (a "CONTROLLING PERSON"), and (iii) the respective officers, directors, partners, members, employees, representatives and agents of any such Person or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an "PURCHASER INDEMNITEE") from and against any and all losses, claims, damages, judgments, actions, reasonable out-of-pocket expenses, and other liabilities, including, as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of outside counsel to any Purchaser Indemnitee, joint or several (the "LIABILITIES"), directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if the Partnership shall have furnished to such Purchaser Indemnitee any amendments or supplements thereto), or any preliminary Prospectus or any other document which document is used in connection with the offering of Registrable Units pursuant to this Agreement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made), not misleading, except insofar as such Liabilities arise out of or are based upon
(i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Purchaser Indemnitee furnished to the Partnership or any underwriter in writing by such Purchaser Indemnitee expressly for use therein, or (ii) any sales by any Holder after the delivery by the Partnership to such Holder of a Suspension Notice and before the delivery by the Partnership of an End of Suspension Notice. The Partnership shall notify the Holders promptly of the institution, threat or assertion of any claim, proceeding (including any governmental investigation), or litigation which it shall have become aware in connection with the matters addressed by this Agreement which involves the Partnership or a Purchaser Indemnitee. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

     (b) In connection with any Registration Statement in which a Holder is participating, such Holder agrees, severally and not jointly, to indemnify and hold harmless FBR, the Partnership, each Person who controls the Partnership or FBR within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the respective officers, directors, partners, members, representatives, employees and agents of such Person or Controlling Person to the same extent as the foregoing indemnity from the Partnership to each Purchaser Indemnitee, but only with reference to (i) untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with information relating to such Holder furnished to the Partnership in writing by such Holder expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus and (ii) any sales by any Holder after the delivery by the Partnership to such Holder of a Suspension Notice and before the delivery by the Partnership of an End of Suspension Notice. The liability of any Holder pursuant to clause (i) of the immediately preceding sentence shall in no event exceed the net proceeds received by such Holder from sales of Registrable Units giving rise to such obligations. If a Holder elects to include Registrable Units in an Underwritten Offering, the Holder shall be required to agree to such customary indemnification provisions as may reasonably be required by the underwriter in connection with such Underwritten Offering.

     (c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to Section 6(a) or 6(b), such Person (the "INDEMNIFIED PARTY"), shall promptly notify the Person against whom such indemnity may be sought (the "INDEMNIFYING PARTY"), in writing (to the extent legally advisable) of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any Liability which it may have under this Section 6, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such proceeding and shall assume the defense of such proceeding and pay the fees and expenses actually incurred by such counsel related to such proceeding. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party may retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the action to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not pursue in a reasonable manner the defense of such action or (iv) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, or any Affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such Affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such Affiliate of the Indemnifying Party, in which event the Indemnifying Party may not assume or direct the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of the Registrable Units sold by all such Indemnified Parties and any such separate firm for the Partnership, the directors, the officers and such control Persons of the Partnership as shall be designated in writing by the Partnership. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final non-appealable judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any Liability by reason of such settlement or judgment to the extent provided in this Section 6 without reference to this sentence. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all Liability on claims that are the subject matter of such proceeding.

     (d) If the indemnification provided for in Section 6(a) or 6(b) is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such sections, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Parties on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Parties and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Partnership, on the one hand, and any Purchaser Indemnitees, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership or by such Purchaser Indemnitees and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if such Indemnified Parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6(d). The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to in Section 6(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 6, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds received by such Purchaser Indemnitee from sales of Registrable Units exceeds the amount of any damages that such Purchaser Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 6, each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) FBR or a Holder shall have the same rights to contribution as FBR or such Holder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) the Partnership, and each officer, director, partner, member, employee, representative, agent or manager of the Partnership shall have the same rights to contribution as the Partnership. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 6 or otherwise, except to the extent that any party is materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     (f) The indemnity and contribution agreements contained in this Section 6 will be in addition to any Liability which any Indemnifying Party may otherwise have to any Indemnified Party referred to above. Each Purchaser Indemnitee's obligations to contribute pursuant to this Section 6 are not joint but are several in the proportion that the number of Units sold by such Purchaser Indemnitee bears to the number of Units sold by all Purchaser Indemnities.

7. Registration Defaults.

          (a) Additional payments ("ADDITIONAL PAYMENTS") with respect to the Units shall be assessed as follows if any of the following events occur (each such event in clauses (i) through (iii) below being herein called a "REGISTRATION DEFAULT"):

               (i) either a Mandatory Shelf Registration Statement has not been
          (A) filed with the Commission before May 15, 2006 or (B) declared effective by the Commission within 180 days of the filing thereof (provided that (x) if a majority of the Independent Directors (as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership) determine in good faith that causing the Mandatory Shelf Registration Statement to comply with the requirements as to acquired company financial statements included in Section 3-05 and
          Article 11 of Regulation S-X under the Securities Act would materially impede, delay or interfere with a proposed acquisition, then the date required for effectiveness of the Mandatory Shelf Registration Statement may be extended for not more than 60 days, and (y) in such event, the Partnership has given notice of such determination to the Holders five days after it is made);

               (ii) the Partnership fails, with respect to a Holder that supplies a Notice and Questionnaire described in Section 2(a)(iii), to cause an amendment to the already effective Mandatory Shelf Registration Statement to be filed or, if permitted by the Commission, to prepare a Prospectus supplement to such Mandatory Shelf Registration Statement and distribute such supplement to Holders, in each case within the time period set forth in Section 2(a)(iii) to name such Holder as an additional selling securityholder; or

               (iii) any Mandatory Shelf Registration Statement is declared effective by the Commission but (A) a Mandatory Shelf Registration Statement thereafter ceases to be effective during the period contemplated by Section 2(a)(i) or (B) as specified in Section 5(a), a Mandatory Shelf Registration Statement or the Prospectus ceases to be usable in connection with resales of Registrable Units during the periods specified herein and the Partnership fails to (1) cure such Mandatory Shelf Registration Statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, terminate the suspension period described in
          Section 5(a) by the 60th day.

          Each of the foregoing will constitute a Registration Default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond the Partnership's control or pursuant to operation of law or as a result of any action or inaction by the Commission.

          (b) Additional Payments shall accrue on the Units from and including the date on which any such Registration Default occurs to but excluding the date on which all such Registration Defaults have been cured, at the rate of $0.085 per Unit ($0.17 with respect to Registration Defaults under Section 7(a)(i)(A)) per annum (subject to adjustment for splits, recombinations and similar matters); provided, however, that in no event shall Additional Payments accrue on any Units for more than one Registration Default at any one time, and in the case of a Registration Default the Partnership's obligation to pay Additional Payments extends only to the affected Registrable Units. Except as described in Section 7(c), other than the obligation to pay Additional Payments, the Partnership will have no other liabilities for monetary damages with respect to its registration obligations. With respect to each Holder, the Partnership's obligations to pay Additional Payments remain in effect only so long as the securities held by the Holder are Registrable Units.

          (c)

               (i) Notwithstanding any other provision of this Agreement, if the Holders Mandatory Registration Statement is not filed within 240 days of the date hereof, in lieu of the right to receive Additional Payments, the Holders may appoint a majority of the GP's Board of Directors (the "BOARD"). The Partnership must provide notice of such failure to file the Registration Statement within 245 days of the date hereof to the ten Holders hereunder having the greatest "beneficial ownership" (as defined under Section 13d-3 and 13d-5 under the

          Exchange Act) of Registrable Units. Such Holders may serve on a committee to propose individuals to serve on the Board. The Holders who elect to serve on such committee shall meet within 255 days of the date hereof to nominate individuals to serve on the Board. The committee's vote shall be made based on the number of Units the applicable members "beneficially own." Committee meetings may be in person or telephonically.

               (ii) If members of such committee beneficially own greater than 50% of the Registrable Units, the members of such committee having beneficial ownership of greater than 50% of the Registrable Units may directly appoint the members of the Board. If members of such committee holding greater than 50% of the Registrable Units cannot agree on Board members, within 15 days of the date of the nomination of individuals to serve on the Board, the GP shall deliver proxies to Holders as of the 240th day after the date hereof who shall vote on such nominees. Such Holders may act with respect to such matters in person or by proxy. It shall take the approval of a majority of the Holders of Registrable Units present in person or by proxy to select Board members. Holders beneficially owning greater than 50% of the Registrable Units may also act by written consent. If an insufficient number of individuals receive the affirmative vote of the majority of the Registrable Units to constitute a majority of the Board, then no members shall be elected and Additional Payments shall continue to be due.

8. Market Stand-off Agreement.

     Each Holder hereby agrees that it shall not, to the extent requested by the Partnership or an underwriter of securities of the Partnership, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any Registrable Units or other Units or any securities convertible into or exchangeable or exercisable for Units then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for 75 days following the effective date of a registration statement (other than the Mandatory Shelf Registration Statement) for an initial public offering of securities by the Partnership filed under the Securities Act (an "IPO REGISTRATION STATEMENT"); provided, however, that:

     (a) the restrictions above shall not apply to Registrable Units sold pursuant to the IPO Registration Statement;

     (b) all Prior Holders, and all executive officers and directors of the Legacy Entities then holding Units or securities convertible into or exchangeable or exercisable for Units are subject to the same restrictions for the entire time period required of the Holders hereunder;

     (c) the Holders shall be allowed any concession or proportionate release allowed to any officer or director that entered into similar agreements (with such proportion being determined by dividing the number of Units being released with respect to such officer or director by the total number of Units held by such officer or director); provided, that nothing in this Section 7(c) shall be construed as a right to proportionate release for the executive officers and directors of the Legacy Entities upon the expiration of the 75-day period applicable to all Holders other than the executive officers and directors of the Legacy Entities.

     To enforce the foregoing covenant, the Partnership may place restrictive legends on the certificates representing the securities subject to this Section 8 and to impose stop transfer instructions with respect to the Registrable Units and such other securities of each Holder (and the securities of every other Person subject to the foregoing restriction) until the end of such period.

9. Termination of the Partnership's Obligations.

     The Partnership shall have no further obligations pursuant to this Agreement at such time as no Registrable Units are outstanding after their original issuance, provided, however, that the Partnership's obligations under Sections 6 and 11 (and any related definitions) shall remain in full force and effect following such time.

10. Limitations on Subsequent Registration Rights.

     From and after the date of this Agreement, the Partnership shall not, without the prior written consent of the Holders of a majority of the Registrable Units of such Holders that are not Affiliates of the Partnership, enter into any agreement with any holder or prospective holder of any securities of the Partnership that would allow such holder or prospective holder to include such securities in a Holders Mandatory Shelf Registration Statement or, except as provided herein and in the Founders Registration Rights Agreement with respect to Holders and Prior Holders, the IPO Registration Statement, if any, filed pursuant to the terms hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities on such Holders Mandatory Shelf Registration Statement or such IPO Registration Statement only to the extent that the inclusion of such securities will not reduce the amount of Registrable Units of the Holders that is included on the Holders Mandatory Shelf Registration Statement or such IPO Registration Statement. From and after the date of this Agreement, the Partnership shall not, without the prior written consent of FBR or FBR Merchant Banking, enter into any agreement with any holder or prospective holder or any securities of the Partnership that would allow such holder or prospective holder to include such securities in the FBR Mandatory Shelf Registration Statement.

11. Miscellaneous.

     (a) Remedies. In the event of a breach by the Partnership of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights provided herein or, in the case of FBR, in the Placement Agreement, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Subject to Section 7, the Partnership agrees that monetary damages would not be adequate compensation for any loss incurred because of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

     (b) Amendments and Waivers. This Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Partnership and Holders beneficially owning a majority of the Registrable Units; provided, however, that for purposes of this Agreement, Registrable Units owned, directly or indirectly, by an Affiliate of the Partnership shall not be deemed to be outstanding. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions hereof with respect to a matter that relates exclusively to (i) a Holders Mandatory Shelf Registration Statement or FBR Mandatory Shelf Registration Statement may be given only with the consent of a majority of Registrable Units covered thereby and (ii) the rights of a Holder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders may be given by such Holder; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

     (c) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing and delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram, addressed as follows:

          (i) if to a Holder, at the most current address given by the transfer agent and registrar of the Units to the Partnership;

          (ii) if to the Partnership, at the offices of the Partnership at 303
W. Wall Street, Suite 1600, Midland, Texas 79701; Attention: Steven H. Pruett (facsimile (432) 686-8318); with a copy (which shall not constitute notice) to Andrews Kurth LLP, 600 Travis St., Suite 4200, Houston, Texas 77002, Attention:
James Baird (facsimile (713) 238-7120); and

          (iii) if to FBR, at the offices of FBR at 1001 19th Street North, Arlington, Virginia 22209, Attention: William Ginivan, Esq. (facsimile (804) 788-8218); with a copy (which shall not constitute notice) to Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana St., Houston, Texas 77002, Attention: Julien Smythe, Esq. and Vince Kendrick, Esq. (facsimile (713) 236-0822).

     (d) Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of each Holder. The Partnership agrees that the Holders shall be third party beneficiaries to the agreements made hereunder by FBR and the Partnership, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder; provided, however, that such Holder fulfills all of its obligations hereunder.

     (e) No Inconsistent Terms. Each Legacy Entity represents, warrants and agrees that (i) the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of any other outstanding securities issued or guaranteed by the Partnership under any other agreement and (ii) the Partnership has not entered into any agreement that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

     (f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK OR SITTING IN NEW YORK COUNTY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

     (i) Entire Agreement. This Agreement, together with the Placement Agreement, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. All of the obligations, agreements, covenants, representations and warranties under the engagement letter dated March 6, 2006, between the Partnership and FBR (the "ENGAGEMENT LETTER") shall survive the execution, delivery and termination and the performance of this Agreement and the consummation of the transactions contemplated hereby without any modification thereof; provided, that to the extent there is a conflict between the provisions of the Engagement Letter and the provisions of this Agreement, this Agreement shall prevail to that extent.

     (j) Registrable Units Held by the Partnership or its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Units is required hereunder,

Registrable Units (or securities convertible into Registrable Units) held by the Partnership or Affiliates of the Partnership shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

     (k) Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the Placement Agreement. The indemnification and contribution obligations under Section 6 shall survive the termination of the Partnership's obligations under Section 2.

     (l) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions of this Agreement. All references made in this Agreement to "Section" refer to such Section of this Agreement, unless expressly stated otherwise.

     (m) Adjustment for Splits, etc. Wherever in this Agreement there is a reference to a specific number of equity interests with respect to any securities, then upon the occurrence of any subdivision, combination, or dividend of such equity interests, the specific number of equity interests with respect to any securities so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding equity interests of such class or series of partner interest by such subdivision, combination, or dividend.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       LEGACY RESERVES LP

                                       By: Legacy Reserves GP, LLC,
                                           its general partner


                                       By: /s/ Steven H. Pruett
                                           -------------------------------------
                                       Name:  Steven H. Pruett
                                       Title: President, Chief Financial Officer
                                              and Secretary


                                       LEGACY RESERVES GP, LLC


                                       By: /s/ Steven H. Pruett
                                           -------------------------------------
                                       Name:  Steven H. Pruett
                                       Title: President, Chief Financial Officer
                                              and Secretary


                                       FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                                       (for the benefit of the Holders)


                                       By: /s/ James R. Kleeblatt
                                           -------------------------------------
                                       Name:   James R. Kleeblatt
                                             -----------------------------------
                                       Title:  Senior Managing Director
                                              ----------------------------------

                 Signature Page - Registration Rights Agreement